Hammer Fiber Optics Holdings Corp Subsidiary Hammer Wireless and Wikibuli, Inc. to Provide Wholesale Voice and Wireless Services in Dominica

Piscataway, N.J. December 21, 2018 – Hammer Fiber Optics Holdings Corp (OTCQB: HMMR) and Wikibuli, Inc. announced a definitive agreement to provide wireless telecommunications services in Dominica with a closing date of January 1, 2019. Wikibuli obtained its telecommunications license in Dominica in 2013 providing services on the island until September 2017. Temporarily halting services after catastrophic weather conditions caused severe damage to its infrastructure.

Wikibuli and Hammer are primed to begin construction of a new network infrastructure in January 2019. The network will be owned by Wikibuli and operated by Hammer under its Mobile Network Services Provider program. The initial agreement addresses the construction of the wholesale voice network, and creates the framework for the possible construction of LTE, Wi-fi and fixed wireless infrastructure in subsequent phases of the project. Hammer’s proprietary Air™ technology will provide Wikibuli a unique high speed fixed wireless solution and a powerful backhaul technology for the proposed LTE and mobile Wifi deployments. Hammer’s subsidiaries, 1stPoint Communications, Endstream Communications and Open Data Centers will provide the hosted switching services and wholesale gateway for Wikibuli’s next generation voice and SMS network. Wikibuli anticipates completion of the wholesale voice network by the end of February 2019.

As part of the agreement Hammer will purchase an equity interest in Wikibuli in exchange for cash and common stock of Hammer. Hammer CEO Erik Levitt and COO Kristen Vasicek, will join the Board of Directors of Wikibuli. “The transaction with Wikibuli is a template for how Hammer will execute on it’s vision,” said Erik Levitt.

WIkibuli co-founders CEO Sean Partington and COO Glen Simon, will remain on the Board of Directors of Wikibuli and will continue to manage the day-to-day business affairs of Wikibuli. “We are very excited to be working with the Hammer team,” explained Mr. Simon. “They have a strong track record of success and we have confidence in our combined capabilities.” The combined extensive Caribbean experience of Mr. Partington, Mr. Simon and Mr. Levitt bring a strong understanding of the region and marketplace enhancing the success of the project.

“This agreement is representative of the power of Everything Wireless,” said Kristen Vasicek, Hammer’s COO. Hammer’s Everything Wireless strategy includes four components: high speed fixed wireless, Over-the-Top technologies such as voice, video and SMS, mobility and smart city. The foundation of Everything Wireless is Hammer’s colocation, hosting and wholesale voice and SMS practice. Vasicek states “Our combination of local understanding and global reach will be a key factor in our success. The partnership with Wikibuli proves that we have a strong framework on which to base projects that are currently under consideration. This model can be replicated throughout the Eastern Caribbean, in the United States and other parts of the world,”

About Hammer

Hammer Fiber Optics Holdings Corp. (OTCQB:HMMR) is a telecommunications company investing in the future of wireless technology. Hammer’s “Everything Wireless” go to market strategy includes the development of high-speed fixed wireless service for residential and small businesses using its wireless fiber platform, Hammer Wireless® AIR, over-the-top services such as voice, SMS and video collaboration services, the construction of smart city networks and hosting services including cloud and colocation. For more information contact Frank Pena at fpena@hammerfiber.com.